Exhibit 5.1

WILSON CAMPILONGO LLP

12881 Low Hills Road

NEVADA CITY, CA 95959

(415) 233-6103

TELECOPY (415) 562-1657

Direct Dial (415) 233-6103
Andrew H. Wilson	Email: ahw@wilsoncampilongo.com

September 25, 2013

Sunchip Technology, Inc.

2501 East Aragon Blvd., Unit 1

Sunrise, FL  33313

Re:	Registration Statement on Form S-1 (the “Registration Statement”) of Sunchip Technology, Inc., a Florida corporation (the “Company”)

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration of (i) 30,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to be issued and sold by the Company pursuant to the Registration Statement (the “Registerable Shares”), all as described in the Registration Statement.  We have not represented the Company in relation to the filing and processing of the Registration Statement.  Our relationship to the Company and the above filing is limited to evaluating and rendering the opinion provided below as special counsel as to the status of the Registerable Shares.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement as it pertains to the issuances of the Registerable Shares; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

Sunchip Technology, Inc.

September 25, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

Wilson Campilongo LLP

Andrew H. Wilson